Fund name: Putnam Tax-Free High Yield Fund
1/31/13

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 	Class A    21,954
	Class B       263
	Class C     1,386
        Class M       200


72DD2
        Class Y     2,468


73A1	Class A   0.280201
	Class B   0.240496
	Class C   0.230761
	Class M   0.263147
73A2
	Class Y	  0.295330

74U1	Class A   75,060
	Class B    1,149
	Class C    6,281
        Class M      741

74U2
	Class Y	   8,697

74V1	Class A    12.84
	Class B    12.86
	Class C    12.86
        Class M    12.84



74V2	Class Y	   12.87
Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.